As filed with the Securities and Exchange Commission on June 30, 2023

Registration No. 333-221982

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATLAS LITHIUM CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	39-2078861
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)

Rua Bahia, 2463

Suite 205

Belo Horizonte, Minas Gerais, Brazil 30.160-012

(Address of Principal Executive Offices, Zip Code)

Brazil Minerals, Inc. 2017 Stock Incentive Plan

(Full Title of the Plan)

Marc Fogassa

Chief Executive Officer and Chairman

Atlas lithium Corporation

Rua Bahia, 2463 – Suite 205

Belo Horizonte, Minas Gerais, Brazil 30.160-012

+55-11-3956-1109

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Era Anagnosti

DLA Piper LLP (US)

500 Eighth Street, NW

Washington, DC 20004

(202) 799-4087

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT

Atlas Lithium Corporation (the “Registrant”) is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to amend the Registration Statement No. 333-221982 on Form S-8, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) by the Registrant on December 8, 2017 (the “Prior Registration Statement”), registering the offering and sale of up to 25,000,000 shares of common stock of the Registrant, par value $0.001 per share (the “Common Stock”), as may be issued from time to time under the Brazil Minerals, Inc. 2017 Stock Incentive Plan.

The Registrant is filing this Post-Effective Amendment with the SEC to terminate all offerings under the Prior Registration Statement and to deregister any and all shares of the Registrant’s Common Stock thereunder that remain unsold as of the date hereof. The Prior Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such shares of Common Stock and the Registrant hereby terminates the effectiveness of the Prior Registration Statement.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Prior Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on June 28, 2023.

ATLAS LITHIUM CORPORATION

By:	/s/ Marc Fogassa
Marc Fogassa
Chief Executive Officer and Chairman

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign Post-Effective Amendment No. 1 to the Prior Registration Statement.